Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 12, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”) , relating to the consolidated financial statements of WSP Holdings Limited, appearing in the Annual Report on Form 20-F of WSP Holdings Limited for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, People’s Republic of China

September 18, 2008